Exhibit 99.1

NEWS RELEASE

CONTACT:	MARK THOMAS
MANAGER OF INVESTOR RELATIONS
(281) 921-6400

Release #13-14

CARBO ANNOUNCES THIRD QUARTER 2013 EARNINGS

Conference Call Scheduled for Today, 10:30 a.m. Central Time

•	Quarterly revenues of $201.5 million compared to $151.1 million during the same quarter in the prior year

•	Net income of $30.1 million, or $1.31 per diluted share, for the quarter

•	Introduced KRYPTOSPHERETM, a revolutionary, ultra-high conductivity ceramic proppant

HOUSTON, TX (October 31, 2013) – CARBO Ceramics Inc. (NYSE: CRR) today reported net income of $30.1 million, or $1.31 per share, on revenues of $201.5 million for the quarter ended September 30, 2013.

President and CEO Gary Kolstad commented, “We are very pleased with the performance of our Production Enhancement businesses for the third quarter of 2013.

“Third quarter revenue set a new high for the Company, driven by strong demand for CARBO’s high quality, high conductivity ceramic proppant, combined with market share gains. A quarterly record in ceramic sales volumes was also achieved, with ceramic proppant volumes up 41 percent sequentially while ceramic proppant pricing was relatively stable.

“To meet this demand for our products in the major U.S. shale plays, such as the Bakken, Eagle Ford and Permian, as well as in Canada, we drew down finished goods inventory levels.

“Being a leader in production enhancement technology remains CARBO’s focus. To that end, we expanded our Production Enhancement solutions during the quarter and unveiled a new proppant technology. KRYPTOSPHERE is an ultra-conductive, ultra-high strength proppant technology engineered to maximize and sustain hydrocarbon flow at high closure stresses for the life of the well.

“During the quarter, we also expanded upon our technical marketing campaign incorporating our full suite of Production Enhancement solutions that allow clients to Design, Build and Optimize the Frac. This includes an emphasis on synergistic value that resides in Fracpro®, the industry’s most widely utilized fracture simulation software, and StrataGen®, our highly specialized completion and reservoir consultants. In taking this holistic approach, our clients are provided a complete service that is designed to increase their recoverable reserves and enhance their return on investment.

“We also continue to educate the industry on the negative aspects of lower-quality Chinese ceramic proppant. Through imagery, the campaign highlights the irregular size and shape, the rough surfaces and the internal defects of the pellets. Long-term conductivity data confirms the damaging effects these characteristics have on well production and EUR.

“Falcon Technologies®, our Environmental Solutions business, expanded its Engineered to Protect® product suite during the quarter by installing its first Surface Mounted Impoundment solution. These impoundments provide clients an easy method to handle water throughout the completion process,” Mr. Kolstad said.

CARBO Ceramics Third Quarter 2013 Earnings Release

October 31, 2013

Third Quarter Results

Revenues for the third quarter of 2013 increased 33 percent, or $50.3 million, compared to the third quarter of 2012. The increase is mainly attributed to a 48 percent increase in proppant sales volumes offset by a 6 percent decrease in the average proppant selling price for all proppants. North American (defined as Canada and the U.S.) proppant sales volumes increased 63 percent, while international proppant sales volumes decreased 17 percent, compared to the same period last year.

Operating profit for the third quarter of 2013 increased 26 percent, or $9.2 million, compared to the third quarter of 2012. The increase in operating profit was primarily the result of higher proppant sales volumes, offset by a change in product sales mix with more sand-based products and an increase in SG&A expense.

Net income for the third quarter of 2013 increased 26 percent, or $6.3 million, compared to the third quarter of 2012.

Proppant Sales Volumes (in million lbs)	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012
Ceramic	534	401
RCS	59	11
Other*	16	—

Total	609	412

*	Includes raw sand sold in the course of producing substrate for resin-coating.

Technology and Business Highlights

•	CARBO introduced KRYPTOSPHERE, the new ultra-conductive, ultra-high strength proppant technology on September 30th at the 2013 SPE Annual Technical Conference & Exhibition (ATCE) in New Orleans, LA. The proppant is well suited for high-stress wells including deepwater Miocene and Lower Tertiary wells. The technology unveiling was enthusiastically received by both operators and the major pumping companies.

•	Endurance Resources LLC utilized a combination of CARBOECONOPROP® and CARBOLITE® ceramic proppant to frac its first two wells in the Second Bone Spring formation located in Lea County, New Mexico. The company switched from the traditional white sand and resin-coated sand to increase conductivity, resulting in a 50 percent higher load recovery under natural flowing conditions. Early indications are that the initial EUR estimate will be exceeded by 30 percent.

•	On a Bakken well, CARBO successfully designed a SCALEGUARDTM program to treat co-mingled completion and formation water that continuously met the minimum inhibitor concentration threshold for 40,000 barrels of produced water. SCALEGUARD proppant-delivered scale inhibition was evenly distributed in each stage, providing protection from the tip of fracture through surface equipment. The technology eliminates the need for liquid scale inhibitor while maintaining conductivity and assuring production.

•	In Western Siberia, a major Russian operator utilized CARBOROSLITE, the new lightweight ceramic proppant manufactured in CARBO’s Russian ceramic proppant plant. The product is specifically developed for lower stress reservoirs in Russia, where its lower density and superior shape improves proppant transport and creates large volume, higher conductivity fractures for enhanced production.

CARBO Ceramics Third Quarter 2013 Earnings Release

October 31, 2013

•	EF Energy LLC employed the StrataGen Data and Neural Analysis® modeling process and EFWORX® model to identify well production potential in their Frio County, Texas, Eagle Ford shale wells. StrataGen conducted field data analyses, identified completion and fracture optimization opportunities, and provided onsite fracture execution quality control. Results of recent completions have been exceptional, with an average production improvement of nearly 50 percent.

•	In the Permian basin, Falcon Technologies constructed four Surface Mounted Impoundments for a large E&P operator to supplement its water processing plant. These impoundments hold approximately 45,000 barrels of fluid and will be employed to store both fresh and produced water.

Outlook

CEO Gary Kolstad commented on the longer-term outlook for CARBO stating, “We commented in January that the second half of 2013 could be stronger than the first half of 2013. This is proving to be the case, and it reinforces our confidence in continuing growth in our core ceramic proppant business. We are therefore accelerating the planning stages of Millen Line 2, which will have a 250 million pound per year capacity. In an effort to shorten the timeline from formal approval to plant startup, a number of long-lead time items have already been purchased for Millen Line 2.

“Construction at Millen Line 1 remains on schedule with anticipated completion by the end of the second quarter of 2014. Once completed, Millen Line 1 will take our annual ceramic proppant capacity from 1.75 billion pounds to 2.0 billion pounds.

“We anticipate industry activity during the fourth quarter of 2013 will experience typical reductions due to the holidays and seasonality. In addition, we will see a sequential decline in sales volume due to the large drawdown of our ceramic proppant inventory, caused by high demand in the third quarter. Given the exceptional third quarter results and that we were able to reduce inventory significantly, we are aggressively focused on building capacity at Millen. While the general pricing environment appears to have stabilized, we believe the continued oversupply of pressure pumping equipment in the industry will likely keep price increases from being realized in the near term.

“Commercialization of KRYPTOSPHERE, CARBO’s new ultra-high conductivity, ultra-high strength proppant technology, is progressing well. We continue to complete the formal qualification milestones with our clients and anticipate initial sales of KRYPTOSPHERE during the first half of 2014. The next phase for KRYPTOSPHERE will be to apply this technology to our existing manufacturing footprint. Applying KRYPTOSPHERE technology to our existing ceramic proppant products should help us to expand our technology lead in the industry, and most importantly, further increase the production and EUR of our clients’ oil and gas wells.

“The resin-coated sand product line continued to see market expansion during the third quarter of 2013. We also experienced improvement in resin-coated sand manufacturing costs. However, we expect RCS margins to remain challenging until the oversupply of RCS in the market dissipates.

“CARBO’s R&D efforts are centered on listening to our clients and delivering technologies that focus on value creation. We are excited about the opportunities that lie ahead for CARBO. It is our belief that capitalizing on these opportunities will strengthen CARBO’s position as a leader in production enhancement and environmental solutions, and continue to build an enduring company,” Mr. Kolstad concluded.

Conference Call

As previously announced, a conference call to discuss the CARBO’s third quarter results is scheduled for today at 10:30 a.m. Central Time (11:30 a.m. Eastern). Due to historical high call volume, CARBO is offering participants the opportunity to register in advance for the conference through the following link:

http://dpregister.com/10034270

CARBO Ceramics Third Quarter 2013 Earnings Release

October 31, 2013

Registered participants will immediately receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call.

Participants who do not wish to pre-register for the call may dial in using (866) 652-5200 (for U.S. and Canadian callers) or (412) 317-6060 (for locations outside North America) and ask for the “CARBO Ceramics” call. The conference call also can be accessed through CARBO’s website, www.carboceramics.com.

A telephonic replay of the earnings conference call will be available through November 7, 2013, at 9:00 a.m. Eastern Time. To access the replay from the U.S. and Canada, please dial 1-877-344-7529; international callers outside North America should dial 1-412-317-0088. Please reference conference number 10034270. Interested parties may also access the archived webcast of the earnings teleconference through CARBO’s website approximately two hours after the end of the call.

About CARBO

CARBO is an oilfield services technology company providing industry-leading products and services for:

•	Production Enhancement – increasing oil and gas well production and reserves (EUR), by integrating technologies and intellectual capital to Design, Build and Optimize the frac

•	Environmental Spill Prevention and Containment

CARBO enhances oil and natural gas well production and recovery by providing technology products and services to design, build, and optimize fracs. CARBO has the industry-leading fracture simulation software, is the world’s largest producer of ceramic proppant, has proprietary technology it applies to proppant to aid in fracture diagnostics and production assurance, and provides consulting services for fracture and completion optimization. CARBO also provides a range of technology solutions for spill prevention and containment.

Forward-Looking Statements

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the cost of raw materials and natural gas used in manufacturing our products, ability to manage distribution costs effectively, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing, distribution and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.

- tables follow -

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$201,477	$151,134	$502,879	$491,914
Cost of sales	138,718	100,984	358,402	314,047

Gross profit	62,759	50,150	144,477	177,867
SG&A and other operating expenses	18,562	15,135	51,013	48,857

Operating profit	44,197	35,015	93,464	129,010
Interest income (expense), net	189	17	616	(18)
Foreign currency exchange gain (loss), net	29	(175)	(2)	(31)
Other expense, net	(16)	(2)	(87)	(214)

Income before income taxes	44,399	34,855	93,991	128,747
Income taxes	14,251	10,957	29,960	42,641

Net income	$30,148	$23,898	$64,031	$86,106

Earnings per share:
Basic	$1.31	$1.04	$2.77	$3.73

Diluted	$1.31	$1.04	$2.77	$3.73

Average shares outstanding:
Basic	22,941	22,963	22,961	22,966

Diluted	22,941	22,963	22,961	22,967

Depreciation and amortization	$11,752	$11,532	$35,146	$33,333

Selected Balance Sheet Information

	September 30, 2013	December 31, 2012
	(In thousands)
Assets
Cash and cash equivalents	$73,757	$90,635
Other current assets	304,505	259,282
Property, plant and equipment, net	452,052	426,232
Intangible and other assets, net	18,076	20,565
Total assets	860,554	808,878
Liabilities and Shareholders’ Equity
Accrued income taxes	$2,185	$727
Other current liabilities	63,625	50,103
Deferred income taxes	47,918	44,970
Shareholders’ equity	746,826	713,078

Total liabilities and shareholders’ equity	$860,554	$808,878